Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Datto Holding Corp. Omnibus Incentive Plan, Amended and Restated 2017 Stock Option Plan of Merritt Topco, Inc., 2020 Non-Employee Director RSU Agreements and 2017 Autotask Option Rollover Agreements of our report dated March 23, 2020 with respect to the consolidated financial statements of Datto Holding Corp. included in Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-249122) for the year end December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Stamford, Connecticut
October 30, 2020